Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1/A-4 of Corruven, Inc. (a development stage company), of our report dated March 22, 2013 on our audit of the financial statements of Corruven, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on January 4, 2010 through December 31, 2012 and the years ended December 31, 2012 and 2011, and the reference to us under the caption “Experts.”

M&K CPAS, PLLC

Houston, Texas

June 24, 2013